Exhibit 99.2

News Release

For Further Information
Investor Relations:                               Derek Drysdale, (816) 854-4513, derek.drysdale@hrblock.com
Media Relations:                                   Gene King, (816) 854-4672, gene.king@hrblock.com

H&R Block Serves Record Total U.S. Clients Through April 18
•	22.2 million total U.S. tax returns prepared, up 962,000 or 4.5 percent
•	Total online1 returns prepared grow more than 20 percent; total digital returns increase 12.3 percent
•	Total U.S. retail returns prepared up 1.0 percent; aggregate net U.S. retail tax preparation fees up 1.1 percent
•	Total H&R Block Emerald Prepaid MasterCard® units grow 24 percent to 2.9 million

For Immediate Release: April 25, 2012

KANSAS CITY, Mo. – H&R Block, Inc. (NYSE: HRB) today reported that total U.S. tax returns prepared fiscal year-to-date through April 18 reached a record 22.2 million, up 4.5 percent compared to the prior year period.  The company reported client growth for the second consecutive year in both its U.S. retail and digital channels.

“I am pleased that we served nearly 1 million additional clients throughout our U.S. retail and digital tax channels this year,” said Bill Cobb, H&R Block’s president and chief executive officer.  “Our preliminary analysis suggests we gained approximately 50 basis points of total U.S. share, including 60 basis points of share in the digital online category and 20 basis points in the assisted category.”

Total digital tax returns prepared increased 12.3 percent fiscal-year-to-date through April 18, led by online1 unit growth of more than 20 percent. Total U.S. retail returns prepared grew 1.0 percent, while aggregate net U.S. retail tax preparation fees grew 1.1 percent for the comparable period.  Last September, the company discontinued its EXPRESSTAX franchise offices, which collectively prepared nearly 100,000 tax returns. Excluding EXPRESSTAX returns prepared through April 18, 2011, as well as EXPRESSTAX returns retained by H&R Block through April 18, 2012, total U.S. retail returns prepared grew 1.6 percent.

1Total online returns prepared exclude software-based and Free File Alliance (“FFA”) returns.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “would,” “should,” “could” or “may.” Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. They may include estimates of revenues, income, earnings per share, capital expenditures, dividends, liquidity, capital structure or other financial items, descriptions of management's plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as required by federal securities laws. By their nature, forward-looking statements are subject to risks and uncertainties. For a discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s 2011 Annual Report on Form 10-K and in other filings by the company with the Securities and Exchange Commission.

About H&R Block
H&R Block, Inc. (NYSE: HRB) has prepared more than 575 million tax returns worldwide since 1955, making it the country’s largest tax services provider. In fiscal 2011, H&R Block had annual revenues of nearly $3 billion and prepared more than 24.5 million tax returns worldwide, including Canada and Australia. Tax return preparation services are provided in company-owned and franchise retail tax offices by approximately 100,000 professional tax preparers, and through H&R Block At Home™ digital products. H&R Block Bank provides affordable banking products and services. For more information, visit the H&R Block Online Press Center.

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TABLE FOLLOWS

Preliminary U.S. Tax Operating Data
(in thousands)

	Fiscal Year to Date as of 4/18/12	Fiscal Year to Date as of 4/18/11	Percent change
Total returns prepared: (1)
Company-owned operations	9,201	9,057	1.6%
Franchise operations	5,661	5,651	0.2%
Total retail operations	14,862	14,708	1.0%

Software	2,115	2,148	-1.5%
Online	4,400	3,655	20.4%
Sub-total	6,515	5,803	12.3%

Free File Alliance	856	760	12.6%
Total digital tax solutions	7,371	6,563	12.3%
	22,233	21,271	4.5%

(1) Prior year numbers have been reclassified between company-owned and franchise operations for offices which were refranchised during either year.